Exhibit 99.1

For Immediate Release:

American Seafoods Group

For further information contact:

Brad Bodenman or Amy Humphreys

Phone: 206.374.1515/fax: 206.374.1516

Email to: brad.bodenman@americanseafoods.com or amy.humphreys@americanseafoods.com

Seattle, WA – Tuesday, November 9, 2004 – American Seafoods Group LLC today announced its results for the third quarter and nine months ended September 30, 2004. Net sales increased 11.7% for the nine months ended September 30, 2004 to $355.2 million as compared to $318.1 million during the same prior year period. Adjusted EBITDA (which we calculate as earnings before net interest expense, income tax benefit or provision, depreciation, amortization, unrealized foreign exchange and other derivatives gains or losses, loss from debt repayment and related write offs, equity-based compensation, the write off of offering costs related to our initial public offering of income deposit securities (IDSs) and notes and the write off of goodwill associated with our catfish operations) decreased 4.8% for the nine months ended September 30, 2004 to $92.3 million compared to $97.0 million during the same prior year period. Net income decreased $23.5 million for the nine months ended September 30, 2004 to $8.7 million compared to $32.2 million for the same prior year period primarily due to the write off of expenses related to the Company’s cancelled initial public offering of IDSs and notes and recognition of the goodwill impairment loss relating to the catfish business.

“Our vessels performed well this “B” season achieving good recovery rates for our pollock flesh products. Even with reduced margins, our business continues to generate stable annual cash flows” remarked Bernt O. Bodal, Chairman and Chief Executive Officer. “In our catfish operations, we have realized lower margins mainly as a result of increased fish costs paid to farmers and lower yields. The industry factors have been challenging, and we are clearly focused on improving the performance of our catfish operations.”

Net sales increased 7.1% for the quarter to $93.0 million compared to $86.8 million during the same prior year period. Adjusted EBITDA decreased 29.2% for the quarter to $15.3 million compared to $21.6 million during the same prior year period. Net loss increased $8.5 million for the quarter to $16.3 million compared to a net loss of $7.8 million during the same prior year period primarily due to the write off of expenses related to the Company’s cancelled initial public offering of IDSs and notes and recognition of the goodwill impairment loss relating to the catfish business.

Net sales increased for the nine months and the quarter ended September 30, 2004 compared to the prior year periods due mainly to the sale of carryover flesh-based pollock inventory from the 2003 “B” season, higher volume of roe sales from the 2004 “A” season production as compared to the prior year period and higher scallop sales volume. This increase was partially offset by lower sales prices during the nine-month period ending September 30, 2004 as compared to the first nine months of 2003.

Adjusted EBITDA decreased for the nine months ended September 30, 2004 compared to the prior year period due primarily to lower average pollock surimi prices and lower catfish profit margins, partially offset by increased sales volume of certain pollock block products. Also reducing EBITDA was a $1.9 million realized loss incurred during the three months ended

September 30, 2004 related to a derivative instrument intended to stabilize the value of the Company’s portfolio of foreign exchange contracts in connection with the credit agreement contemplated in the IDS transaction. The remaining derivative instruments used for the same purpose were liquidated in October, 2004 for a realized gain of approximately $2.0 million.

Pollock production volume increased slightly for the nine months ended September 30, 2004 as compared to the prior year period, primarily reflecting the additional Alaska Community Development pollock quota harvested this year, partially offset by slightly lower flesh recovery rates.

Quarterly Conference Call Information:

American Seafoods will host its conference call in conjunction with the release of the third quarter financial results live on Friday, November 12th at 9:00 am PST (12:00 pm EST). Participants must call in by 9:00 am PST in order to assure their place in the conference. In order to participate, call (888) 515-2235 and enter access code 807270. We expect the call to start no later than 9:15 am PST. There will also be a replay of the conference call available for 30 days by dialing (888) 203-1112 and entering access code 807270.

About American Seafoods Group

American Seafoods Group LLC is a world leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block-cut product offerings, made from Alaska pollock, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com or www.americanprideseafoods.com.

This press release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements.

American Seafoods Group LLC

Financial Highlights

(Unaudited, dollars in thousands)

	As of and for the Quarter Ended September 30,		Change
	2003	2004
Statement of Operations Data
Net sales	$86,831	$92,986	7.1%
Cost of sales, including depreciation expense of $5,662 and $3,148, respectively	59,646	65,812

Gross profit	27,185	27,174	0.0%
Gross margin	31.3%	29.2%

Selling, general and administration expenses	15,402	10,628
Depreciation and amortization (1)	2,117	1,825
Goodwill impairment	—	7,171

Operating income	9,666	7,550	-21.9%
Interest expense, net	(10,036)	(9,502)
Foreign exchange gains (losses), net	(7,383)	4,688
Write off of recapitalization transaction costs	0	(18,948)
Other	(8)	(41)

Net loss	($7,761)	($16,253)

Adjusted EBITDA calculations:
Net income (loss)	($7,761)	($16,253)
Interest expense, net	10,036	9,502
Income tax provision	7	19
Depreciation and amortization	7,779	4,973
Unrealized foreign exchange gains, net	8,573	(6,367)
Unrealized loss on other derivatives	—	1,156
Equity-based compensation expense (benefit)	2,879	(3,900)
Other	46	13
Goodwill impairment	—	7,171
Writeoff of recapitalization transaction costs	—	18,948

Adjusted EBITDA (2)	$21,559	$15,262	-29.2%

Adjusted EBITDA margin	24.8%	16.4%

Selected Balance Sheet Data:
Cash and cash equivalents	$1,929	$1,955
Accounts receivable, trade	41,790	39,238
Inventories	67,978	70,764
Property, vessels and equipment, net	232,449	205,773
Cooperative rights, other intangibles and goodwill, net	132,505	121,892
Total assets	551,194	509,892
Total debt	$537,106	$500,986

Other Data (quarter ended):
Capital expenditures	$2,267	$1,994

Pollock production (metric tons)	45,230	43,065
Pollock sales (metric tons)	20,901	24,108

Reconciliation of adjusted EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	($9,729)	($17,324)
Interest expense, net	10,036	9,502
Net change in operating assets and liabilities	22,689	24,303
Amortization of deferred financing costs	(1,441)	(1,304)
Other	4	85

Adjusted EBITDA	$21,559	$15,262

American Seafoods Group LLC

Financial Highlights

(Unaudited, dollars in thousands)

	Nine Months Ended September 30,
	2003	2004	Change
Statement of Operations Data
Net sales	$318,080	$355,175	11.7%
Cost of sales, including depreciation expense of $20,865 and $22,935, respectively	204,443	242,941

Gross profit	113,637	112,234	-1.2%
Gross margin	35.7%	31.6%

Selling, general and administration expenses	46,788	45,679
Depreciation and amortization (1)	6,148	5,340
Goodwill impairment	—	7,171

Operating income	60,701	54,044	-11.0%
Interest expense, net	(29,415)	(28,744)
Foreign exchange gains, net	926	2,600
Write off of recapitalization transaction costs	—	(18,948)
Other	(4)	(249)

Net income	$32,208	$8,703	-73.0%

Adjusted EBITDA calculations:
Net income	$32,208	$8,703
Interest expense, net	29,415	28,744
Income tax provision	25	32
Depreciation and amortization	27,013	28,275
Unrealized foreign exchange gains, net	4,536	2,626
Unrealized loss on other derivatives	—	1,156
Equity-based compensation expense (benefit)	3,690	(3,334)
Other	78	13
Goodwill impairment	—	7,171
Writeoff of recapitalization transaction costs	—	18,948

Adjusted EBITDA (2)	$96,965	$92,334	-4.8%

Adjusted EBITDA margin	30.5%	26.0%

Other Data (quarter ended):
Capital expenditures	$8,973	$10,478

Pollock production (metric tons)	88,603	89,155
Pollock sales (metric tons)	55,889	74,279

Reconciliation of adjusted EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	$30,248	$43,034
Cash interest expense	29,415	28,744
Net change in operating assets and liabilities	40,277	24,383
Amortization of deferred financing costs	(3,943)	(3,959)
Other	968	132

Adjusted EBITDA	$96,965	$92,334

(1)	Amortization of cooperative rights and intangibles, and depreciation of other assets.
(2)	Adjusted EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles. We include Adjusted EBITDA because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenant measures in our note indenture and credit agreement are based upon Adjusted EBITDA. In addition, it should be noted that companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA presented by us may not be comparable to Adjusted EBITDA as reported by other companies.